Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

SPECTAIRE HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	24,469,671	(2)	$1.655	(3)	$40,497,305.50	$0.00014760	$5,977.41
Fees to Be Paid	Other	Warrants to purchase shares of Common Stock, par value $0.0001 per share	457	(c)	10,050,000		$0.0175	(4)	$175,875	$0.00014760	$25.96
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(5)	457	(g)	21,550,000		$11.50		$247,825,000	$0.00014760	$36,578.97
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(6)	457	(g)	2,194,453		$0.01		$21,944.53	$0.00014760	$3.24
	Total Offering Amounts								$288,520,125.03		$42,582.34
	Total Fees Previously Paid								—		—
	Total Fee Offsets								—		—
	Net Fee Due								$42,582.34		$42,582.34

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents the sum of (a) up to 6,133,344 shares of Common Stock issued in connection with the Business Combination (as defined in the Prospectus), (b) up to 5,165,000 shares of Common Stock originally issued to the Sponsor (as defined in the Prospectus), (c) up to 10,050,000 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus), (d) up to 670,874 shares of Common Stock issued to Polar Multi-Strategy Master Fund pursuant to the Polar Subscription Agreement (as defined in the Prospectus), (e) up to 206,000 shares of Common Stock issued to Polar pursuant to the Polar Forward Purchase Agreement, by certain of the Selling Securityholders named in this prospectus, (f) up to 50,000 shares of Common Stock issued in the PIPE Investment (as defined in the Prospectus), and (g) up to 2,194,453 shares of Common Stock that are issuable upon the exercise of the Arosa Warrant (as defined in the Prospectus).

(3)	Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on December 14, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the redeemable warrants to purchase shares of Common Stock on Nasdaq on December 14, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(5)	Reflects the shares of Common Stock that may be issued upon exercise of outstanding Warrants (as defined in the Prospectus), with each such Warrant exercisable for one share of Common Stock, subject to adjustment, for an exercise price of $11.50 per share.

(6)	Reflects the shares of Common Stock that may be issued upon exercise of the outstanding Arosa Warrant for an exercise price of $0.01 per share.